Exhibit 10.71

Execution Copy

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is entered into as of this 1st day of August, 2005 by and among (a) CONSOL Energy Inc. (“CEI”), a Delaware corporation, and CNX Land Resources Inc., a Delaware corporation and subsidiary of CEI (CEI and CNX Land Resources Inc. are collectively referred to as “CONSOL Energy”), and (b) CNX Gas Corporation (“CNX”), a Delaware corporation and its subsidiaries which are or become parties to this Agreement (CNX and such subsidiaries are collectively referred to as “GasCo”, and together with CONSOL Energy, collectively, the “Parties” and each individually a “Party”).

Recitals

A.	Pursuant to that certain Master Separation Agreement dated as of August 1st, 2005, by and between CEI and CNX (the “Separation Agreement”), the Parties have agreed to separate the gas business and operations of CEI from the remainder of CEI. Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Separation Agreement.

B.	In connection therewith, CNX desires that CONSOL Energy provide CNX with certain services with respect to the operation of CNX following the Effective Date, as more fully set forth herein.

Now therefore, for and in consideration of the premises and mutual covenants and agreements herein contained and intending to be legally bound, the Parties agree as follows:

1. Services

During the Term of this Agreement CONSOL Energy shall provide (or shall cause one or more third parties to provide) to GasCo services consistent with past practices, including, without limitation: cash management and debt service administration; accounting and tax; internal audit; investor relations; payroll and human resource administration; legal; information technology; real estate management; and such expanded or other administrative services as may be agreed from time to time (each individually, a “Service”, and together, collectively, the “Services”).

2. Charge for Services

CNX shall compensate CEI monthly for the provision of Services at CONSOL Energy’s cost of providing the Services, including all direct and indirect administrative and overhead charges allocated in accordance with CONSOL Energy’s regular and consistent accounting practices. Upon request, CONSOL Energy shall provide CNX with financial reports sufficient to permit verification of CONSOL Energy’s costs. Charges shall be calculated and invoiced by the 20th day of month following the end of the month and payment shall be due not later than 10 days following the invoice date.

Services Agreement

3. Authorization

GasCo appoints CEI, its officers, employees and agents, or any of them, as agents for CNX to take all actions necessary or appropriate to perform the Services. To the extent the Parties remain part of a consolidated group as determined by GAAP, CNX and CEI agree that, in connection with the provision of Services, any officer of CEI is authorized to take any action on behalf of GasCo under the same authorities and limitations that would apply to his or her actions as an officer of CEI based upon General Authority Limitations or similar document then in force and effect at CEI; GasCo shall execute such other instruments and take such further action as may be required in order to effectuate the foregoing authorization. GasCo expressly waives any defense of lack of authorization it might assert against CEI or any third party as to any transaction entered into on its behalf by CEI or any of its officers, employees or agents under the terms of this paragraph.

4. Termination

This Agreement shall continue in effect until such time as it is terminated by CEI or CNX. CEI or CNX Gas may terminate any Service or this Agreement upon 90 days prior written notice to the other Party, following which CONSOL Energy’s obligation to provide the subject Service(s) hereunder shall terminate.

5. Independent Contractor Status

CONSOL Energy shall perform the Services according to its own means and methods and shall be an independent contractor. All persons employed by CONSOL Energy shall be (a) CONSOL Energy’s employees or third-party independent contractors subject to CONSOL Energy’s orders and supervision and (b) paid directly by CONSOL Energy.

CONSOL Energy shall withhold and pay any contribution measured by wages of its employees required by the Federal Insurance Corporation Act and all other contributions, taxes and other charges required to be withheld or paid pursuant to any state or federal statute and shall accept exclusive liability therefore.

6. Taxes

In addition to other sums payable under this Agreement, CONSOL Energy may bill to CNX, as part of any monthly invoice, the amount of any and all federal, state or local taxes (including any tax payable on amounts to be paid by CONSOL Energy pursuant to this sentence) that may be due and payable based on receipts received by CONSOL Energy for the provision of Services, including, without limitation, any gross receipts or sales tax, but excluding federal and state income tax imposed on CONSOL Energy’s overall net income.

7. Prior Understandings; Incorporation by Reference

This Agreement supersedes all prior understandings and agreements, whether written or oral, between the Parties relating to the transactions provided for herein, including any prior confidentiality agreements and commitments. The Master Separation Agreement and the other Ancillary Agreements are incorporated by reference herein; provided, however, that to the extent that there is any conflict between the terms of this Agreement and the Master Separation Agreement or other Ancillary Agreements, the terms of this Agreement shall control the provision of Services.

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Services Agreement

8. Confidentiality

Confidentiality of information shall be governed by Article 5 [Access to Information] of the Master Separation Agreement. If the Master Separation Agreement shall have been terminated and three years have elapsed since its termination (resulting in Article 5 other than Section 5.8 no longer being in effect), then the following shall become applicable: Each Party shall keep confidential all information obtained from any other Party in connection with the provision of Services to the extent such information is nonpublic and confidential or proprietary in nature (including any information any Party specifically designates as confidential), except as provided below, and use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. Each Party shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such persons to maintain the confidentiality, (ii) to the extent required by applicable law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iii) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, (iv) in connection with the exercise, preservation or protection of any right or remedy hereunder, applicable law or equity or (v) if the other party shall have consented to such disclosure. Notwithstanding the foregoing, CEI shall be entitled to disclose any nonpublic and confidential or proprietary information concerning CNX to third parties in connection with any proposed transaction involving CEI’s direct or indirect ownership interest in CNX, subject to agreement of such third parties to maintain the confidentiality of such information.

9. No Warranty; Limitation of Liability

Notwithstanding anything to the contrary herein, GasCo agrees and acknowledges that CONSOL Energy’s total liability and GasCo’s exclusive remedy, regardless of the legal theory asserted, concerning the provision of Services, shall be limited to the total price paid by CNX for said Services, and in no event shall CONSOL Energy be liable to GasCo or any entity or person asserting claims on their behalf, for consequential, indirect, incidental or special damages of any nature, including but not limited to lost profits or business interruption damages. OTHER THAN AS EXPRESSLY SET FORTH HEREIN, CONSOL ENERGY MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER ARISING BY OPERATION OF LAW, COURSE OF PERFORMANCE OR DEALING, CUSTOM, USAGE IN TRADE OR PROFESSION OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

10. Incorporation of Miscellaneous Terms

The terms set forth on Schedule A attached hereto are incorporated by reference and shall apply to this Agreement (including each of the exhibits and other schedules hereto). Other than CNX Land Resources Inc., which is a Party to this Agreement, the subsidiaries of CEI shall not join this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Services Agreement as of the date first set forth above.

Attest:		CONSOL ENERGY INC.

By:	/s/ Paige M. Greene	By:	/s/ William J. Lyons
Name:	Paige M. Greene	Name:	William J. Lyons
Title:	Assistant Secretary	Title:	Executive Vice President and Chief Financial Officer

Attest:		CNX LAND RESOURCES INC.

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
Name:	Paige M. Greene	Name:	William D. Stanhagen
Title:	Vice President	Title:	President

Attest:		CNX GAS CORPORATION

By:	/s/ Gary J. Bench	By:	/s/ Ronald E. Smith
Name:	Gary J. Bench	Name:	Ronald E. Smith
Title:	Secretary	Title:	Chief Operating Officer

Attest:		CNX GAS COMPANY LLC

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
Name: Title:	Paige M. Greene Assistant Secretary		William D. Stanhagen Title: Vice President

Attest:		CARDINAL STATES GATHERING COMPANY

By:	/s/ Paige M. Greene	By:	/s/ William D. Stanhagen
Name: Title:	Paige M. Greene Assistant Secretary		William D. Stanhagen Title: Vice President

SCHEDULE A (Terms)

The term “Agreement” shall refer to the agreement to which this Schedule A is attached. Other capitalized terms used in this Schedule and not defined in this Schedule, shall (i) have the meanings ascribed thereto in that certain Master Separation Agreement among CONSOL Energy Inc. and certain of its subsidiaries and CNX Gas Corporation and certain of its subsidiaries dated as of August 1, 2005, and (ii) if not defined in the Master Separation Agreement shall have the meanings ascribed thereto in that certain Master Cooperation and Safety Agreement among CONSOL Energy Inc. and certain of its subsidiaries and CNX Gas Corporation and certain of its subsidiaries dated as of August 1, 2005. To the extent that there is any conflict between any provision of this Schedule and any provision set forth in the body of this Agreement, the provision set forth in the body of this Agreement shall control.

A. Governing Law. The internal laws of the Commonwealth of Pennsylvania (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of, relating to, or in connection with this Agreement, unless expressly provided otherwise in this Agreement.

B. Jurisdiction and Forum Selection. Except as it relates to any committee-based dispute resolution and the arbitration and/or mediation provisions set forth herein (or therein with regard to documents relating to this Agreement), the parties hereby expressly and irrevocably (a) agree that any suit, action, proceeding or dispute arising out of, relating to, or in connection with this Agreement (the “Litigation”) or any documents relating hereto shall be brought in and only in the state or federal courts located in Allegheny County, Pennsylvania, (b) consent and submit to the exclusive jurisdiction and venue of the state or federal courts located in Allegheny County, Pennsylvania, for the Litigation, (c) waive any claim or defense of lack of personal jurisdiction and of inconvenient forum or venue, (d) consent that any process or notice of motion or other application to the court or judge thereof, may be served outside the Commonwealth of Pennsylvania by registered mail, by personal service, or by any other manner prescribed by law, and (e) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

C. Notices. Each party giving any notice (a “Notice”) required or permitted under this Agreement will give the Notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Schedule: (a) by telephone; or (b) in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission). Any Notice shall be effective: (1) in the case of hand-delivery, when delivered; (2) if given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested; (3) in the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next day on which the party receiving the notice is open for business by hand delivery, a facsimile or electronic transmission, or overnight courier delivery of a confirmatory notice (received at or before noon on such next business day); (4) in the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine; (5) in the case of electronic transmission, when actually received; and (6) if given by any other means (including by overnight courier), when actually received. Until further notice, as provided above, addresses for Notices shall be:

If to CONSOL Energy

CONSOL Energy Inc.

1800 Washington Road

Pittsburgh, PA 15241

Attention: General Counsel

Facsimile: (412) 831-4930

E-mail: JerryRichey@consolenergy.com

If to GasCo:

CNX Gas Corporation

1800 Washington Road

Pittsburgh, PA 15241

Attention: Chief Executive Officer

Facsimile: (412) 831-4412

E-mail: NickDeIuliis@cnxgas.com

D. Binding Effect and Assignment. This Agreement binds and benefits the parties and their respective successors and assigns. No party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of CEI and CNX, which consent may be withheld in such party’s sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, CEI may assign this Agreement in connection with (a) a merger transaction in which CEI is not the surviving entity or (b) the sale of all or substantially all of its assets.

E. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force.

F. Entire Agreement. This Agreement, together with the other Ancillary Agreements and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein and therein. In the event of any reorganization, insolvency or bankruptcy proceeding (including any proceeding under 11 U.S.C. § 101, et. seq. or any successor thereto) of a party, such party may not assume (pursuant to 11 U.S.C. § 365 or any successor provision thereto) this Agreement unless such party also assumes all of the other Ancillary Agreements. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein and therein are superseded by this Agreement and the other Ancillary Agreements, as applicable.

G. Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or e-mail transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

H. Certain Expenses. CNX will be responsible for the payment of the discount and placement fee due to the initial purchaser in the Private Placement. CEI will be responsible for the one percent financial advisory fee due to the initial purchaser in the Private Placement and for all other expenses of the Private Placement. CEI will be responsible for the payment of all costs, fees and expenses relating to the Distribution.

I. Amendment. The parties may amend this Agreement only by a written agreement signed by each of the parties that identifies itself as an amendment to this Agreement.

J. Waiver. No course of dealing and no delay or failure of any party in exercising any right, power, remedy or privilege under this Agreement shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the parties under this Agreement are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permission, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

K. Authority. Each of the parties represents to the other parties that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the other Ancillary Agreements to which it is a party, (b) the execution, delivery and performance of this Agreement and each of the other Ancillary Agreements to which it is a party have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and each of the other Ancillary Agreements to which it is a party, and (d) this Agreement and each of the other Ancillary Agreements to which it is a party is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

L. Construction of Agreement.

(a) Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Effective Date the Gas Operations, as such term is defined in the Master Separation Agreement, will be deemed to be the business of GasCo.

(b) Any captions, titles and headings, and any table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) Language used in this Agreement is and shall be deemed language mutually chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(d) This Agreement is for the sole benefit of the parties hereto and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of CONSOL Energy or GasCo) other than the parties signing this Agreement.

(e) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(f) Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.

(g) Unless otherwise expressly specified, all references in this Agreement to “dollars” or “$” means United States Dollars.

M. Joinder of Subsidiaries. Unless otherwise provided in this Agreement, to the extent it has any interest in any oil and/or gas mineral rights and to the extent not prohibited by any obligation binding at the time of formation or acquisition, each Subsidiary of CEI and CNX formed or acquired after the date of this Agreement shall promptly join in this Agreement (and all related documents, agreements and instruments as necessary or proper to effectuate the intent of this Agreement). In no event shall such joinder be later than 30 days following (i) if such Subsidiary is newly formed, the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation, or (ii) if such Subsidiary is an existing Person newly acquired, the date of the closing of the transaction constituting such acquisition.

N. Dispute Resolution. A bi-partisan committee (the “Committee”) is hereby established to resolve Disputes. In all circumstances, the Committee shall act in accordance with the purpose of this Agreement.

(a) Membership of the Committee.

The Committee shall be composed of eight (8) members. Four (4) shall be appointed by CEI and four (4) shall be appointed by CNX. Committee members need not be employees of CONSOL Energy or GasCo. While not required, it is recommended that Committee members should have expertise in the following areas: safety, land, engineering and law. CONSOL Energy as a whole shall be entitled to cast one vote which shall be cast by the Committee member designated by CEI as its voting representative (the “CEI Rep”). GasCo as a whole shall be entitled to cast one vote which shall be cast by the Committee member designated by CNX (provided that so long as CNX remains a Subsidiary of CEI, a majority of the independent members of CNX’s Board of Directors must have approved this designated Committee member) as its voting representative (the “CNX Rep”). Each of CEI and CNX may appoint alternate members, including one or more alternate CNX Reps in the case of CEI and one or more alternate CNX Reps in the case of CNX, who may act without notice to the other Parties when regular members are not available. Each of CEI and CNX shall have the right to change its members, including the CEI Rep and the GasCo Rep, or alternates at any time by notifying the other Parties in writing of such change. One of CEI’s members shall be the first chairman of the Committee for a period of two (2) years commencing on the date of this Agreement, after which the chairmanship shall alternate between CEI and CNX annually. All Disputes coming before the Committee shall be decided by a unanimous vote.

(b) Committee Authority.

The Committee shall have the authority to resolve any Dispute.

(c) Committee Meetings and Procedures

The Committee shall meet as needed to resolve Disputes. Either CEI or CNX may call a meeting of the Committee by giving not less than ten (10) days notice in writing to the other Party specifying the matters to be considered. Meetings shall be held in such locations as the CEI Rep and GasCo Rep shall agree. In the event that the CEI Rep and CNX Rep cannot agree on a meeting location, the location shall be at CEI’s principal executive offices. A written record of each meeting shall be prepared under the direction of the Committee chairman with copies distributed to each of CEI and CNX as soon as possible after the meeting.

(d) Actions Without a Meeting.

Any Dispute subject to Committee jurisdiction may be submitted in writing, or by telephone confirmed in writing, to the Committee for consideration and vote without holding a meeting. For any Dispute so submitted, each of the CEI Rep and the CNX Rep shall vote by giving written notice, or by telephone confirmed in writing, of its vote not later than ten (10) days after receipt of notice of such Dispute. Failure to respond shall be deemed a negative vote on such matter.

(e) Dispute Resolution.

Any Dispute must first be submitted to the Committee for resolution before any party may invoke mediation, arbitration or Litigation of the Dispute.

(f) Mediation

In the event that the Committee is unable to resolve a Dispute within 30 days of submission to it, CONSOL Energy and GasCo agree first to try in good faith to settle the Dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration as set forth below; provided, however, that any such Dispute shall be submitted to arbitration as set forth below if such Dispute is not settled within 60 days of the date on which the Dispute was first subject to mediation proceedings. Nothing in this section will prevent either CONSOL Energy or GasCo from commencing Litigation seeking injunctive or similar relief if any delay could result in irreparable injury to either CONSOL Energy or GasCo. In the event that such Litigation seeking injunction or similar relief is initiated (the “Litigation Action”), mediation as set forth in this section shall nevertheless proceed concurrently with the Litigation Action. The Litigation Action shall be limited to seeking preliminary relief. Any adjudication of the merits shall be pursuant to the arbitration clause of this section.

(g) Commencement of Dispute Resolution Procedure.

Notwithstanding anything to the contrary in this Agreement, CONSOL Energy and GasCo are the only parties entitled to commence a dispute resolution procedure under this Agreement.

(h) Arbitration.

Any Dispute not settled by the Committee or by mediation shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, including the Emergency Interim Relief Procedures, and judgment on the award may be entered in any court having jurisdiction thereof. Within 15 days after the commencement of arbitration, CONSOL Energy and the GasCo shall each select one person to act as arbitrator, and the two selected shall select a third arbitrator within 10 days of their appointment; provided, however, that such third arbitrator shall (a) be independent of both parties and (b) have knowledge of mining operations and Gas production. All arbitrators shall be neutral arbitrators. If the two arbitrators selected are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of arbitration shall be Pittsburgh, PA. The award of the arbitrators shall be final and not subject to appeal.

O. Consequential Damages.

UNLESS EXPRESSLY AND EXPLICITLY PROVIDED TO THE CONTRARY BY SPECIFIC REFERENCE TO THIS SECTION BEING

INAPPLICABLE, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCLUDING BUT NOT LIMITED TO LOST PROFITS OR BUSINESS INTERRUPTION DAMAGES (COLLECTIVELY, “CONSEQUENTIAL DAMAGES”), HOWEVER CAUSED BASED UPON ANY THEORY OF LIABILITY; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY CONSEQUENTIAL DAMAGES TO A PERSON WHO IS NOT AFFILIATED WITH SUCH INDEMNIFIED PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, THE AMOUNT OF SUCH DAMAGES PAID BY THE INDEMNIFIED PARTY ON SUCH THIRD PARTY CLAIM WILL CONSTITUTE DIRECT DAMAGES AND SHALL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 0.